Exhibit 10.6

EMPLOYMENT AGREEMENT

Parties:	GSI COMMERCE, INC.,
a Delaware corporation (“Employer”)
935 First Avenue
King of Prussia, PA 19406

ROBERT LIEWALD (“Executive”)
412 Monroe Boulevard
King of Prussia, PA 19406

Date:	August 21, 2006

Background: Employer, through its subsidiaries, is a provider of e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses (the “Business”). Employer and Executive were parties to an Employment Agreement, dated April 23, 2002 (the “Prior Agreement”), pursuant to which Executive was employed as Executive Vice President, Merchandising. The Prior Agreement expired on December 31, 2005. During the term of the Prior Agreement, Executive assumed additional responsibilities with Employer, including business management responsibility for the partners in Employer’s sporting goods category. Employer desires to continue to employ Executive, and Executive desires to continue such employment, on the terms and conditions stated below.

INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:

1. Employment and Term. Employer hereby employs Executive, and Executive accepts such employment, subject to all of the terms and conditions of this Agreement, for a term beginning on January 1, 2006 and ending on April 1, 2010, unless extended in writing by Employer and Executive or sooner terminated in accordance with other provisions hereof (the “Term”).

2. Position and Duties.

2.1 Executive Vice President, Merchandising. During the Term, Executive will continue to serve as Executive Vice President, Merchandising. In that capacity, Executive will have supervision and control over, and responsibility for, formulating and directing Employer’s overall buying and merchandising strategy and overseeing the execution of all buying and merchandising programs.

2.2 Executive Vice President, Business Management – Sporting Goods. During the Term, Executive will also continue to serve as Executive Vice President, Business Management – Sporting Goods, subject to the provisions of this Agreement. In that capacity, Executive will have supervision and control over, and responsibility for, the business management and account management functions for partners in the sporting goods category of Employer’s Business. Employer and Executive acknowledge that Employer currently is looking to hire an executive to take over this responsibility (the “New Business Management Executive”) and that Employer expects to hire such executive by December 31, 2006. At such time as Employer hires the New Business Management Executive (the “Transition Date”), Executive will cease serving as Executive Vice President, Business Management – Sporting Goods but will continue serving as Executive Vice President, Merchandising as set forth in Section 2.1.

2.3 Other Responsibilities and Loyalty. Executive will also have such other responsibilities and duties consistent with his position or positions with Employer, as may from time to time be prescribed by Employer’s Chief Executive Officer, President and Chief Operating Officer or Board of Directors. Executive will devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer; provided, however, that Executive may devote a reasonable amount of time and energy for personal investment and civic and charitable activities.

2.4 Reporting. Until the Transition Date, Executive will report to, and be subject to the direction of, Employer’s President and Chief Operating Officer. On and after the Transition Date, Employer may change Executive’s reporting responsibility.

3. Compensation, Benefits and Expenses.

3.1 Base Salary. Employer will pay to Executive a minimum annual base salary (“Base Salary”) of Three Hundred Twenty-five Thousand Five Hundred Dollars ($325,000). Executive’s Base Salary will be payable in accordance with Employer’s normal payroll practices, subject to payroll deductions and required withholdings. Executive’s Base Salary will be reviewed from time to time by Employer’s Board of Directors or Compensation Committee and will be subject to such annual increases, if any, as may be approved by Employer’s Board of Directors or Compensation Committee.

3.2 Bonuses.

3.2.1 Annual Bonus. In addition to his Base Salary, Executive will be eligible to participate in any annual bonus plan made available to similarly situated employees of the Employer, subject to the terms and provisions thereof.

3.2.2 Signing Bonus. Upon signing this Agreement, Employer will pay to Executive a one-time bonus of $25,000, subject to payroll deductions and required withholdings.

3.2.3 Transition Bonus. In the event that Employer does not hire the New Business Management Executive by the end of Employer’s fourth fiscal quarter of 2006, and provided that Executive is, at that time, still performing the responsibilities of Executive Vice President, Business Management – Sporting Goods, Employer will pay to Executive a bonus of $10,000 as of the last day of that quarter and will pay Executive an additional bonus of $25,000 as of the last day of each fiscal quarter thereafter during which Executive continued to perform the responsibilities of Executive Vice President, Business Management – Sporting Goods. To the extent that Executive does not perform those responsibilities for the entirety of a given quarter, the bonus payable by Employer with respect to that quarter will be prorated based on the number of days in the quarter during which Executive actually performed such responsibilities.

3.3 Benefits. Executive will be entitled to participate in any equity incentive, stock option, stock purchase, profit sharing, savings, bonus, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs of Employer now existing, or established hereafter, and offered to similarly situated employees of Employer, subject to the terms and provisions thereof. Executive acknowledges that Executive’s participation in the employee benefit plans or programs of Employer are subject to the terms and conditions of such plan or programs and that Employer may change its plans or programs.

3.4 Personal Time-off. Executive will be eligible for paid personal time-off in accordance with Employer’s policy as in effect from time to time.

3.5 Expenses. Employer will reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder. If, after the date of this Agreement, Executive establishes his principal residence at a location more than 50 miles from Employer’s headquarters in King of Prussia, PA, then beginning on the date Executive establishes such principal residence and continuing for so long as Executive is employed by Employer, Employer also will reimburse Executive for commuting expenses of up $833 per month, subject to payroll deductions and required withholdings. Executive will properly account for all such expenses.

3.6 Housing Allowance. If, after the date of this Agreement, Executive establishes his principal residence at a location more than 50 miles from Employer’s headquarters in King of Prussia, PA, then beginning on the date Executive establishes such principal residence and continuing for so long as Executive is employed by Employer, Employer will pay to Executive a housing allowance of $2,500 per month. This allowance , less payroll deductions and all required withholdings, will be payable in accordance with Employer’s normal payroll practices.

4. Termination.

4.1 Termination by Death. If Executive dies, then this Agreement will terminate immediately, and Executive’s rights to compensation and benefits hereunder will terminate as of the date of death, except that Executive’s heirs, personal representatives or estate will be entitled to any unpaid portion of Executive’s Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

4.2 Termination by Disability. If, as a result of sickness or injury (as defined in Employer’s group long-term disability insurance policy then in force), Executive is unable to perform the essential duties of his employment on a full-time basis, Executive will continue to receive his Base Salary and the benefits and personal time-off provided for in Section 3.3 through Section 3.6 (to the extent Executive continues to be eligible therefor under the terms of such benefit plans or programs) for a period of one hundred eighty (180) days following the Onset of Disability (as defined in this Section 4.2). Any amounts due to Executive under this Section 4.2 will be reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive and paid for by Employer. If Executive’s inability to perform the essential duties of his employment on a full-time basis continues for more than one hundred eighty (180) days after the Onset of Disability or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period, then Employer may, upon written notice to Executive, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, except that Executive will be entitled to any unpaid portion of his Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

“Onset of Disability” means the first day on which Executive is unable to perform the essential duties of his employment on a full-time basis by reason of such injury or sickness.

4.3 Termination for Cause. Employer may, at any time, upon written notice to Executive, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, for Cause (as defined in this Section 4.3), except that Executive will be entitled to any unpaid portion of his Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs.

“Cause” will exist if the Board or the Compensation Committee in good faith determines that (i) Executive is grossly negligent or engaged in willful misconduct in the performance of his duties under this Agreement , (ii) Executive is convicted of, or enters a plea of guilty or nolo contendere to, a crime constituting a felony or any criminal offense involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof other than an automobile offense, or (iii) Executive breaches, in a material respect, this Agreement or any written material agreement between the Executive and Employer or violates, in a material respect, Employer’s Code of Business Conduct or any of Employer’s material policy statements. Notwithstanding the foregoing, Cause shall only exist after (A) Employer delivers written notice to Executive of its intention to terminate for Cause within ninety (90) days after Employer has actual knowledge of the facts and circumstances upon which Employer seeks to rely as a basis for its right to terminate for Cause, (B) such notice sets forth in reasonable detail such facts and circumstances and (C) Executive has failed to correct any of the events listed in clauses (i)-(iii) of the immediately preceding sentence, if such events are reasonably capable of being corrected, within thirty (30) days following delivery of Employer’s written notice of its intention to terminate for Cause.

4.4 Termination Without Cause. Employer may, upon ten (10) days prior written notice to Executive, terminate Executive’s employment, and Executive’s rights to compensation and benefits hereunder, for any reason or no reason, in which case Employer will pay to Executive his Base Salary, in accordance with Employer’s normal payroll practices, until the end of the period following such termination (the “Severance Period”) as follows:

Termination Occurring During	Severance Period
First Year of Term	24 Months
Second Year of Term	18 Months
Third Year of Term	12 Months
Thereafter	12 Months

4.5 Resignation. Executive may, upon thirty (30) days prior written notice to Employer, resign or terminate Executive’s employment with Employer, for any reason Executive deems appropriate, in which case Executive will be entitled to any unpaid portion of his Base Salary and accrued benefits up to the date of resignation or termination and any benefits which are to be continued or paid after the date of resignation or termination in accordance with the terms of the corresponding benefit plans or programs.

4.6 Termination By Employer Without Cause; Resignation by Executive for Good Reason Following a Change in Control. If within ninety (90) days before or seven hundred thirty (730) days following a Change in Control (as defined below), Employer terminates Executive’s employment without Cause or Executive resigns for Good Reason (as defined below), then (a) Executive will be entitled to the payments and benefits described in Section 4.4 upon such termination or resignation, and (b) notwithstanding any contrary provision contained in any of Executive’s outstanding Equity Awards (as defined below) or in any of Employer’s Equity Plans (as defined below), all Equity Awards held by Executive shall immediately become fully vested, all restrictions set forth in such Equity Awards related to the passage of time and/or continued employment shall immediately lapse, all option shares and other rights exercisable under such Equity Awards shall immediately become fully exercisable, and Executive shall have continued exercisability of each stock option and stock appreciation right held by Executive (if any) for the remaining term of each such Equity Award; provided, however, that for stock options and stock appreciation rights granted prior to the date of this Agreement, such period shall not exceed the latest date possible that would not cause such option or stock appreciation right to become subject to Section 409A of the Code.

“Change in Control,” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, covered by subsection (ii) below. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Employer from Employer by an investor, any Affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for Employer through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Employer reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Employer, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Employer and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Employer immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving corporation, partnership, limited liability company or other entity (each an “Entity”) in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such transaction;

(iii) the stockholders of Employer approve or the Board approves a plan of complete dissolution or liquidation of Employer, or a complete dissolution or liquidation of Employer shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Employer in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date of this Agreement, are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent

Board, such new director shall be considered a member of the Incumbent Board, unless such new director’s initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Incumbent Board.

“Equity Award” means any stock option, restricted stock award, restricted stock unit or other equity incentive award of any type granted by Employer to Executive, whether granted before, on or after the date of this Agreement, as the same may be adjusted or converted as a result of any recapitalization, stock dividend, spin-off or similar event.

“Equity Plan” means any stock option plan, restricted stock plan or other equity incentive or equity compensation plan of Employer.

“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) Employer or any Affiliate, (ii) any employee benefit plan of Employer or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of Employer or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their Ownership of stock of Employer or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that, as of the date of this Agreement, is the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities.

“Good Reason” means the occurrence of one or more of the following events or conditions, without the Executive’s express prior written consent, provided that upon the first occurrence of any such event or condition, Executive shall have given Employer notice that he is resigning his employment with Employer due to the occurrence of such event or condition and Employer shall not have corrected the situation within ten (10) days after the Executive gives such notice:

(i) a material reduction in Executive’s duties, positions, titles, offices, authority or responsibilities relative to the duties, position, titles, offices, authority or responsibilities in effect immediately prior to the first to occur of the event or condition resulting in Executive’s notice of resignation and the Change in Control; the assignment to Executive of any duties or responsibilities that are substantially inconsistent with Executive’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before such assignment; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, titles or offices; provided that any of the foregoing that result solely from the fact that Employer is no longer a publicly traded and listed company shall not by itself constitute Good Reason under this clause (i); and provided further that the reduction in Executive’s positions and responsibilities contemplated by Section 2.2 hereof shall not by itself constitute Good Reason under this clause (i);

(ii) a reduction in Executive’s Base Salary as in effect immediately prior to the first to occur of the event or condition resulting in Executive’s notice of resignation and the Change in Control;

(iii) a reduction in Executive’s bonus or other cash incentive compensation opportunity as in effect immediately prior to the first to occur of the event or condition resulting in Executive’s notice of resignation and the Change in Control; a reduction or negative change in Executive’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a reduction or negative change in Executive’s benefits other than Base Salary, bonus or other cash and non-cash incentive compensation as in effect immediately prior to the first to occur of the event or condition resulting in Executive’s notice of resignation and the Change in Control; provided that Good Reason shall not exist under this clause (iii) if, after a Change in Control, Employer offers Executive a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to Executive immediately prior to the Change in Control;

(iv) the failure of the Company to timely pay or provide to Executive any portion of Executive’s compensation or benefits then due to Executive;

(v) a relocation of Executive’s principal place of employment that will result in an increase of more than thirty (30) miles in Executive’s one-way commute as compared to the Executive’s one-way commute, prior to the first to occur of the event or condition resulting in Executive’s notice of resignation and the Change of Control;

(vi) any material breach by Employer of this Agreement or any material agreement between Employer and Executive, including any indemnification agreement or agreement relating to any Equity Award; or

(vii) the failure by Employer to obtain, before a Change in Control occurs, an agreement in writing from any successors and assigns to all or substantially all of the business or assets of Employer to assume and agree to perform this Agreement unless otherwise assumed by such successors and assigns by operation of law.

“Own,” “Owned,” “Owner,” “Ownership” means that in relation to certain securities, a person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

4.7 Release. Notwithstanding the foregoing, Executive will not receive any of the payments set forth under Section 4, unless upon Executive’s termination of employment Executive furnishes Employer with an effective waiver and release of claims (the “Release”) in the form attached hereto as Exhibit “A”.

4.8 Application of Section 409A. In the event that any cash severance benefit or continued medical benefit under this Section 4 fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended, as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits will be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 4.8 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 4.8; provided, however, that no such condition or adjustment will result in the payments being subject to Section 409A(a)(1) of the Code.

4.9 Parachute Payments. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from Employer pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; cancellation of accelerated vesting of Equity Awards; reduction of employee benefits. If acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Equity Awards unless Executive elects in writing a different order for cancellation.

Employer shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employer and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Employer or Executive) or such other time as requested by Employer or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Employer shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

5. Procedure Upon Termination. Upon termination of his employment, Executive will promptly return to Employer all documents (including copies) and other materials and property of Employer, or pertaining to its business, including without limitation partner, customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.

6. Inventions. Executive will promptly and fully communicate to Employer, in writing, all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”), whether or not patentable or registrable under copyright or similar statutes, which are made, conceived, reduced to practice or learned by Executive, whether alone or jointly with others, at any time during the term of Executive’s employment with Employer, which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as “Employer Inventions”). Executive acknowledges that Employer owns all right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto) and hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Employer (or to such third party as Employer may direct) all of Executive’s right, title and interest in and to any and all Employer Inventions (and all Proprietary Rights with respect thereto). Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). Executive will, at Employer’s expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership in Employer Inventions.

“Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

7. Nondisclosure. At all times during Executive’s employment with Employer and thereafter, except with the express prior written consent of an executive officer of Employer other than Executive or in connection with the proper performance of services under this Agreement, Executive will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any Proprietary Information or any Third Party Information.

“Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of Employer, no matter when or how acquired. By way of illustration, but not limitation, Proprietary Information includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know- how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”); (ii) the terms and details of contracts and arrangements with and proposals to entities for which Employer operates e-commerce businesses (“Partners”) and prospective Partners; (iii) personal, financial and other information obtained from customers of the e-commerce businesses that Employer operates (“E-Commerce Customers”); (iv) non-public pricing information, vendor prices, buying and pricing strategies and merchandise plans, including the terms of contracts and arrangements with vendors; (v) promotional, marketing and advertising strategies and plans, including the terms of contracts and arrangements relating to promotions, marketing and advertising; (vi) non-public financial and statistical information relating to Employer, its business and the e-commerce businesses operated by Employer, including budgets, financial and business forecasts, expansion plans and business strategies; and (vii) information regarding the skills and compensation of other employees of Employer. For purposes of this Section 7, confidential information will not include any information which is now known by the general public, which becomes known by the general public other than as a result of a breach of this Agreement by Executive or which is independently acquired by Executive.

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

“Third Party Information” means any and all confidential or proprietary data, knowledge and information received from third parties, including Partners, prospective Partners and E-Commerce Customers, subject to a duty on Employer’s part to maintain the confidentiality of such data, knowledge or information and to use it only for certain purposes.

8. Non-Competition. Executive acknowledges that Employer’s business is highly competitive. Accordingly, for the longer of (i) one (1) year after the date of the termination of Executive’s employment with Employer for any reason or (ii) the period of time with respect to which Employer is paying Executive severance or separation compensation (the “Restricted Period”), except with Employer’s express prior written consent, Executive will not, directly or indirectly, in any capacity, for the benefit of any Person:

(a) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was an employee, consultant, agent or representative of Employer or any of its subsidiaries, or who, during the restricted Period, becomes an employee, consultant, agent or representative of Employer or any of its subsidiaries, in any manner which interferes or might interfere with such Person’s relationship with Employer or any such subsidiary, or in an effort to obtain any such employee, consultant, agent or representative as an employee, consultant, agent or representative of any other Person;

(b) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was a partner, customer, client or prospect of Employer or any of its subsidiaries, or who, during the Restricted Period, becomes a partner, customer, client or prospect of Employer or any of its subsidiaries, in any manner which interferes or might interfere with such Person’s relationship with Employer or any such subsidiary, or in an effort to obtain any such a partner, customer, client or prospect as a partner, customer, client or prospect of any other Person which conducts a business competitive with all or any material part of the Business; or

(c) Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business competitive with all or any material part of the Business.

9. Consideration and Enforcement of Covenants. Executive expressly acknowledges that the covenants contained in Sections 6, 7 and 8 of this Agreement (“Covenants”) are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement. Executive acknowledges that any breach by Executive of any of the Covenants will result in irreparable injury to Employer for which money damages could not adequately compensate. If there is such a breach, Employer will be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Executive or any such other Person may have against Employer will not constitute a defense or bar to the enforcement of any of the Covenants. If Employer must resort to litigation to enforce any of the Covenants which has a fixed term, then such term will be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application will not be affected thereby and will be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor, and such Covenant will then be enforceable in its reduced or limited form. Any breach of the Covenants contained herein shall constitute a material breach of this Agreement and shall discharge, to the extent not prohibited by applicable law, Employer from any and all of its obligations to make payments or provide benefits under any provision of this Agreement including Section 4 hereof.

10. No Mitigation. Executive shall not be required to mitigate the amount of any payments and/or benefits under this Agreement by seeking other employment or otherwise. The payments and/or benefits to be provided pursuant to Section 4 hereof shall not be reduced by any compensation or benefits payable or provided to Executive as a result of employment by another employer after the date of termination or otherwise. The specific arrangements referred to in this Agreement are not intended to exclude any other payments and/or benefits which may be available to Executive upon a termination of employment with Employer pursuant to any other agreement between Employer and Executive.

11. Survival of Obligations. Notwithstanding anything to the contrary contained herein, Section 5 through Section 17 of this Agreement shall survive any termination of this Agreement and the termination of the Employment Term. Certain payments and benefits owed to Executive under Section 4 hereof shall survive the termination of this Agreement to the extent provided for in Section 4.

12. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder.

13. Notices. All notices, consents or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram, facsimile or electronic mail and will be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other party in accordance with this Section 13, provided that any such change of address notice will not be effective unless and until received.

14. Prior Agreements. Executive represents to Employer (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or which Executive is bound, and (iii) that Executive has full legal right and capacity to execute this Agreement and to enter into employment by Employer. All prior employment agreements between Executive and Employer are hereby terminated as of the date hereof as fully performed on both sides.

15. Parties in Interest. This Agreement is for the personal services of Executive and will not be assignable by either party without the express prior written consent of the other party; provided, however, that Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place; provided, further, that no such assumption or agreement by such successor shall relieve

Employer of any of its obligations under this Agreement. Subject to the provisions of Section 4 and this Section 15, this Agreement will inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Executive.

16. Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

17. Amendment and Waiver. This Agreement may not be amended, modified or terminated unless in writing and signed by Executive and a duly authorized representative of Employer other than Executive. No waiver with respect to this Agreement will be enforceable unless in writing and signed by the party against which enforcement is sought (which, in the case of the Employer, must be a duly authorized representative of Employer other than Executive). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

18. Section Headings. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and will neither constitute a part of this Agreement nor affect its construction, meaning, or effect.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin	/s/ Robert Liewald
	Michael G. Rubin	ROBERT LIEWALD
Chairman and Chief Executive
Officer

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the benefits and mutual agreements set forth in the Employment Agreement, dated August 21, 2006 (the “Agreement”), between GSI Commerce, Inc, (“Employer”) and Robert Liewald (“Executive”), to which this form is attached, Executive, intending to be legally bound, agrees to the following release and waiver (“Release and Waiver”):

In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive and the other commitments of Employer in the Agreement, Executive and his or her heirs, representatives, agents and attorneys hereby generally and completely releases Employer and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to Executive signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with Employer or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from Employer, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Employer; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Pennsylvania Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this general release specifically excludes any and all claims that Executive may have in regard to (a) any ongoing severance or employment obligations of Employer to Executive under the Agreement or any other written agreement or arrangement between Employer and Executive, including any bonus plan, benefit plan and other agreement or arrangement, (b) any ongoing obligations of Employer to Executive under any written stock option agreement, restricted stock award agreement, restricted stock unit award agreement or other equity award agreement evidencing an option or other equity award granted or awarded by Employer to Executive, (c) any indemnification obligations of Employer to Executive as a former director, officer and/or employee of Employer or any of its subsidiaries pursuant to Employer’s certificate of incorporation or bylaws or any indemnification or other written agreement, (d) any rights Executive may have under any directors and officers liability insurance policy of Employer, and (e) any rights Executive may have arising by virtue of his status as a stockholder of Employer.

Executive also acknowledges that he or she has read and understands Section 1542 of the Pennsylvania Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims he or she may have against Employer.

Executive acknowledges that, among other rights, he or she is waiving and releasing any rights he or she may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which he or she was already entitled as an executive of Employer. Executive further acknowledges that he or she has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) he or she should consult with an attorney prior to executing this Release and Waiver; (c) he or she has twenty-one (21) days in which to consider this Release and Waiver (although he or she may choose voluntarily to execute this Release and Waiver earlier); (d) he or she has seven (7) days following the execution of this Release and Waiver to revoke his or her consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after he or she executes this Release and Waiver and the revocation period has expired (the “Effective Date”).

This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between Employer and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by Employer that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of Employer.

Date:	By:
ROBERT LIEWALD

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